Exhibit 5.1

December 17, 2003

Conn’s, Inc.

3295 College Street

Beaumont, Texas 77701

Re: Employee Stock Purchase Plan

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Conn Appliances, Inc. (the predecessor company to Conn’s, Inc.) Employee Stock Purchase Plan (the “Plan”), which registration statement covers the offer and sale of shares of common stock, par value $.01 per share (the “Shares”), of Conn’s, Inc. to be issued by Conn’s, Inc. pursuant to the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable in accordance with the General Corporation Law of the State of Delaware.

Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/S/    WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.